UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                  FORM 4

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935
          or Section 30(f) of the Investment Company Act of 1940


[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

__________________________________________________________________________
1.   Name and Address of Reporting Person*

     FODALE                   SAMUEL                      MICHAEL
--------------------------------------------------------------------------
      (Last)                    (First)                    (Middle)

     100 OAKMAN BOULEVARD
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                                (Street)

      HIGHLAND PARK               MI                        48203
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     (City)                     (State)                     (Zip)

___________________________________________________________________________
2.   Issuer Name and ticker or Trading Symbol

     Competitive Technologies, Inc. (CTT)
___________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

     November 25, 2002
___________________________________________________________________________
4.   Statement for Month/Year


___________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

___________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     [x] Director                       [  ] 10% Owner
     [ ] Officer (give title below)     [  ] Other (specify below)


              -----------------------------------------------

7.   Individual or Joint/Group Filing (Check Applicable Line)

     [x] Form filed by One Reporting Person
     [ ] Form filed by More than one Reporting Person
___________________________________________________________________________


TABLE I - Non-Derivative Securities Acquired, Disposed of,
                or Beneficially Owned


+-----------------------------+------------+-----------+--------------------------+------------------+------------+--------------+
|1.  Title of Security        |2. Trans-   |3. Trans-  |4. Securities Acquired (A)|5. Amount of      |6.Owner-    |7. Nature of  |
|    (Instr. 3)               |   action   |   action  |   or Disposed of (D)     |   Securities     |  ship      |   Indirect   |
|                             |   Date     |   Code    |   (Instr. 3,4 and 5)     |   Beneficially   |  Form:     |   Beneficial |
|                             |            | (Instr. 8)|                          |   Owned at       |  Direct    |   Owner-     |
|                             |   (Month/  |           |                          |   End of         | (D) or     |   ship       |
|                             |   Day/     +------+----+---------+-----+----------|   Month          | Indirect(I)|              |
|                             |   Year)    | Code | V  |Amount   |A/D  |Price     | (Instr. 3 and 4) | (Instr. 4) |   (Instr. 4) |
+-----------------------------+------------+------+----+---------+-----+----------+------------------+------------+--------------+
 Common Stock ($.01 Par Value)    12-31-01     S         1,750     D     2.71         28,908             D

 Common Stock ($.01 Par Value)                                                        99,100             I           Central
                                                                                                                     Maintenance
                                                                                                                     Services

 Common Stock ($.01 Par Value)      4-2-02     S         7,000     D     2.92          9,000             I           Missouri
                                                                                                                     Recycling,
                                                                                                                     St. Louis

 Common Stock ($.01 Par Value)     9-30-02     S        12,000     D     2.02          3,200             I           Children
 Common Stock ($.01 Par Value)                                                         2,000             I           Spouse


                                                                        TOTAL        142,208             C

TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned


+-------------+-------+--------+---------+----------+----------------------+----------------+-------+---------+---------+---------+
|1.           |2.     |3.      |4.       |5         |6.                    |7.              |8.     |9.       |10.      |11.      |
|             |       |        |         |          |                      |                |       |Number   |         |         |
|             |       |        |         |Number of |                      |                |       |of       |         |         |
|             |Conver-|        |         |Deriv-    |                      |                |       |Deriv-   |Owner-   |         |
|             |sion   |        |         |Securi-   |                      |Title and Amount|       |ative    |ship     |         |
|             |or     |        |         |ties      |                      |of Underlying   |       |Secur-   |Form of  |         |
|             |Exer-  |        |         |Acquire   |                      |Securities      |Price  |ities    |Deriv-   |Nature   |
|             |cise   |        | Trans-  |(A) or    |                      |(Instr.3 and 4) |of     |Bene-    |ative    |of       |
|             |Price  |Trans-  | action  |Disposed  | Date Exercisable     +--------+-------+Deriv- |ficially |Security:|Indirect |
|             |of     |action  | Code    |of (D)    | and Expiration Date  |        |Amount |activ  |Owned    |Direct   |Benefi-  |
| Title of    |Deriv- |Date    | (Instr. |(Instr.3  | (Month/Day/Year)     |        |or     |Secur- |at End   |(D) or   |cial     |
| Derivative  |ative  |(Month/ | 8>      |4 and 5>  +-----------+----------+        |Number |ity    |of       |Indirect |Owner-   |
| Security    |Secur- |Day/    +-----+---+-----+----+Date Exer- |Expira-   |        |of     |(Instr.|Month    |(I)      |ship     |
| (Instr. 3)  |ity    |Year>   | Code| V | (A) | (D)| cisable   |tion Date | Title  |Shares |5)     |(Instr.4)|(Instr.4)|(Instr.4)|
+-------------+-------+--------+-----+---+-----+----+-----------+----------+--------+-------+-------+---------+---------+---------+



Explanation of Responses:

                                         /s/ Frank R. McPike, Jr.               November 25,2002
                                        ---------------------------------       ----------------
                                        Attorney in Fact for Samuel M. Fodale          Date
                                     ** Signature of Reporting Person



Reminder: Report on a separate line for each class of securities benefically owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction
4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.